Exhibit 99.1

October 21, 2005

Montana Public Power, Incorporated

208 North Montana

Helena, Montana 59601

Attention: Mr. Mike Kadas, Chair

VIA FACSIMILE & U.S. MAIL

Dear Mr. Kadas:

On October 20, 2005, the Board of Directors (“Board”) of NorthWestern Corporation (the “Company”) reviewed Montana Public Power, Incorporated’s (“MPPI”) most recent proposal contained in a letter and term sheet (the “Offer Letter”) dated September 29, 2005.  In the Offer Letter, MPPI proposed to acquire 100% of the stock of the Company for a price of $32.50 per share. While certain aspects of the proposed transaction are described in more detail than in your letter of June 30, 2005, the (“June Proposal”), the terms of the Offer Letter are functionally equivalent to the June Proposal.

After careful consideration, including consultation with the Company’s legal counsel and financial advisors, the Board has concluded that the proposal contained in the Offer Letter is not in the best interest of the Company or its shareholders.

We continue to believe that a 100% debt financed transaction fully secured by our assets and at the expense of our customers is not in the best interest of our shareholders or other constituencies as it creates significant risks to obtaining regulatory approvals and closing the transaction.

The Board remains committed to serving its customers and the communities in which it operates while creating value for its shareholders.  Management has developed, and the Board of Directors has approved, a long-range plan, which we believe will achieve these results.

We have retained CSFB as an independent financial advisor to the Company. CSFB has reviewed our long-range plan and confirmed Lazard’s view of the value of the Company.  After consideration of that analysis and advice, the Board continues to believe your Offer of $32.50 per share is inadequate.

In addition to the inadequacy of the financial consideration, we continue to have significant reservations concerning the legal, regulatory and financing issues that have not been addressed in this proposal. Our concerns on these points remain unchanged from our July 7 response to your proposal dated June 29, 2005.  In addition to these concerns, we undertook a preliminary analysis of your June 30 proposal that leads us to believe that there will be a material tax liability to the Company.  This potential tax liability makes even more deficient an already inadequate consideration of $32.50 per share.

We remain concerned that your proposal allocates all of the financing and regulatory risk to the Company and its shareholders and that your real maximum exposure to this transaction is $700,000 in the form of a break up fee for your willful breach or termination.  Even if the consideration you are offering was compelling, given the significant risks associated with your proposal, a break up fee of $700,000 is wholly inadequate.

Furthermore, you have provided no evidence or substance to support your predictions of prompt and favorable approvals in three states. Your financing commitment is expressly conditioned on there being no changes resulting from any regulatory approvals for the transaction.

Lastly, your financing is contingent on obtaining an investment grade rating from Fitch and one of either Moody’s or Standard & Poor’s. You have provided us no information or comfort that your proposed financing plan would satisfy that condition.

The Board has given due and careful consideration to your proposal and has concluded that it would not be productive to continue down this path without a material change in the terms of your proposal.

Sincerely,

/s/ E. Linn Draper, Jr.
E. Linn Draper, Jr., Chairman of the Board of Directors